EXHIBIT 99

                                   FVNB CORP.

                       DIVIDEND AND EARNINGS ANNOUNCEMENT


On October 29, 1998, the Board of Directors of FVNB Corp. declared a cash dividend of $.35 per share payable on November 23, 1998, to shareholders of record on November 9, 1998.

FVNB's consolidated net income and earnings per share for the third quarter of 1998 were approximately $1,636,000 and $.69, respectively. For the nine months ended September 30, 1998, FVNB reported consolidated net income and earnings per share of approximately $4,562,000 and $1.92, respectively.

As previously announced, FVNB was recently organized as a one-bank holding company for First Victoria National Bank. As a result of the reorganization, shareholders of the Bank became shareholders of FVNB. During the third quarter of 1997, the Bank's net income and earnings per share were approximately $1,133,000 and $.48, respectively. For the nine months ended September 30, 1997, the Bank reported net income and earnings per share of approximately $3,809,000 and $1.61, respectively.

FVNB's consolidated equity capital at September 30, 1998 was approximately $59.1 million compared to the Bank's equity capital of $56.1 million at December 31, 1997. FVNB's equity capital ratio of 11.01% and risk-based capital ratio of 19.48% as of September 30, 1998 remain well in excess of regulatory requirements. FVNB's total consolidated assets were approximately $534 million as of September 30, 1998 compared to the Bank's assets of $500 million as of December 31, 1997. FVNB's consolidated deposits totaled approximately $444 million as of September 30, 1998 compared to the Bank's deposits of $416 million as of December 31, 1997.

First Victoria National Bank is a Victoria, Texas based national banking association with approximately $534 million dollars in total assets. The Bank has branches in Victoria, Port Lavaca and Taft, Texas.

["Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts contain forward looking information with respect to plans, projections or future performance of FVNB Corp. and its subsidiaries, the occurrence of which involve certain risks and uncertainties detailed in the FVNB Corp. filings with the Securities Exchange Commission.]


                       [FIRST VICTORIA NATIONAL BANK LOGO]

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